                                                                      EXHIBIT 21


                   Southern States Cooperative, Incorporated

                             LIST OF SUBSIDIARIES


Name of Subsidiary                                Jurisdiction of Incorporation
------------------                                -----------------------------

Southern States Holdings, Inc.                              Virginia

     Southern States Underwriters, Inc.                     Virginia

     SSC Insurance Agency, Inc.                             Virginia

     Wetsel, Inc.                                           Virginia

     Mountain State Greenhouses, Inc.                       Virginia

     Agriland Exchange, Inc.                                Michigan

Southern States Ventures, LLC                               Virginia

Virginia Seed Service, Inc.                                 Virginia